Exhibit 5.1

[Entegris, Inc. Letterhead]

May 28, 2010

Entegris, Inc.

129 Concord Road

Billerica, MA 01821

Ladies and Gentlemen:

I am Senior Vice President and General Counsel to Entegris, Inc., a Delaware corporation (the “Company”), and am issuing this opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 13,365,493 shares (collectively, the “Shares”) of common stock, par value $.01 per share, of the Company, which may be issued pursuant to awards granted under the Entegris, Inc. 2010 Stock Plan (the “2010 Plan”), and with respect to outstanding awards under the Entegris, Inc. 1999 Long Term Incentive and Stock Option Plan (the “Outstanding Awards”).

In this connection, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement; (ii) the Company’s Restated Certificate of Incorporation, as amended; (iii) such records of the corporate proceedings of the Company as I have deemed necessary or appropriate as a basis for the opinions set forth herein; and (iv) such certificates of officers of the Company and others and such other records and documents as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon statements and representations of other officers and representatives of the Company and others.

I am admitted to the Bar of The Commonwealth of Massachusetts and do not purport to be an expert on, or express any opinion concerning, any law other than the substantive law of The Commonwealth of Massachusetts and the Delaware General Corporation Law.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when issued and sold by the Company pursuant to and in accordance with the Plan or with the terms of the Outstanding Awards, as the case may be, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished by me as Senior Vice President and General Counsel to the Company in connection with the filing of the Registration Statement and is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without the prior express written permission of the Company other than in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/ PETER W. WALCOTT
Peter W. Walcott
Senior Vice President and General Counsel